Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Red Rock Resorts, Inc. Amended and Restated 2016 Equity Incentive Plan of our reports dated February 26, 2019, with respect to the consolidated financial statements of Red Rock Resorts, Inc. and the effectiveness of internal control over financial reporting of Red Rock Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

June 13, 2019